              SCHEDULE FOR COMPUTATIONS OF PERFORMANCE QUOTATIONS
                    DEAN WITTER TAX FREE DAILY INCOME TRUST


(A)       GROWTH OF $10,000
(B)       GROWTH OF $50,000
(C)       GROWTH OF $100,000


FORMULA:  G = (TR+1)*P
          G = GROWTH OF INITIAL INVESTMENT
          P = INITIAL INVESTMENT
          TR = TOTAL RETURN SINCE INCEPTION

INVESTED - P           TOTAL
$10,000, $50,000 &     RETURN - TR     (A) GROWTH OF             (B) GROWTH OF            (C) GROWTH OF
$100,000                 31-Dec-96     $10,000 INVESTMENT-G      $50,000 INVESTMENT-G     $100,000 INVESTMENT-G
------------------     -----------     --------------------      --------------------     ---------------------
     23-Feb-81            98.56               $19,856                 $99,280                   $198,560

     DEAN WITTER TAX-FREE DAILY INCOME TRUST

     Exhibit 16: Schedule for computation of each performance quotation provided in the Statement of Additional Information.

(16) The Trust's current yield for the seven days ending
     December 31, 1996.

     (A-B) x 365/N

     (1.000631-1) x 365/7  =  3.29%

     The Trust's effective annualized yield for the seven days ending December 31, 1996

        365/N
     A         -1

          365/7
     1.000631     -1  =  3.34%

     A = Value of a share of the Trust at end of period.
     B = Value of a share of the Trust at beginning of period.
     N = Number of days in the period.

CALCULATION                 Tax equivalent Yield = 6.26% Based on a tax
                                                   bracket of 39.6%

(1.000631-1) x 365/7
      =        3.29%

((1.000631)  52.14285714-1)
      =        3.34%

TAX BRACKET: 39.6%

FORMULA (CURRENT 7 DAY YIELD / 1-39.6)
CURRENT 7 DAY YIELD: 3.29%
3.29%/0.604
      =        5.45%